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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12
JNI Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by JNI Corporation
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: JNI Corporation
Commission File No. 0-27755

The following is the text of a press release issued by JNI Corporation on October 24, 2003:

Contacts:

Investor Relations Contact
Paul Kim
858-523-7245
 pkim@jni.com

JNI Corporation Announces Settlement of Shareholder Litigation
Opposing Merger: Fairness Opinion Does Not Take Into Account Results for
Third Quarter 2003

        San Diego, October 24, 2003—JNI® Corporation (Nasdaq: JNIC), a leading provider of enterprise storage connectivity products, today announced that as part of a settlement reached with the plaintiff in the class action suit that had sought to enjoin JNI's pending merger with Applied Micro Circuits Corporation (Nasdaq: AMCC), JNI has agreed to publicly highlight to its stockholders the fact that the opinion rendered by Bear, Stearns & Co., Inc. on August 28, 2003 with respect to the fairness of the consideration to be paid to JNI stockholders in the merger with AMCC, from a financial point of view, spoke only as of the date rendered, and therefore does not take into account JNI's results of operations for the period ended September 30, 2003 which were announced earlier this week.

        The merger with AMCC remains subject to various conditions and approval by the stockholders of JNI. JNI has scheduled a special stockholder meeting on October 28, 2003 to obtain stockholder approval of the merger.

About JNI Corporation

        JNI Corporation is one of the leading manufacturers of connectivity products for the enterprise data center and the leading provider of Fibre Channel-based host bus adapters (HBAs) for Solaris servers. JNI offers a broad line of Fibre Channel HBAs, InfiniBand Host Channel Adapters, storage ASICs and software. The products operate on Solaris, Windows 2000, Windows NT, HP-UX, AIX, and Linux systems. JNI customers, distributors and strategic partners include Acal FCS, Arrow Electronics, Bell Microproducts, Brocade, Chaparral, Crossroads, EMC, Eurologic, HP, Hitachi Data Systems, IBM, Info X, LSI Logic, McDATA, Mellanox, Nishan Systems, StorageTek, Sun Microsystems, TidalWire and Veritas. Company headquarters are in San Diego, with offices throughout the U.S., Europe and Asia. www.jni.com. JNI—enterprising solutions™

Additional Information

        In connection with the merger, on September 23, 2003 JNI filed a definitive proxy statement concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF JNI ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of the proxy statement and other documents by contacting Investor Relations,

JNI Corporation, 10945 Vista Sorrento Parkway, San Diego, CA 92130 (Telephone: (858) 523-7000). In addition, documents filed with the SEC by JNI are available free of charge at the SEC's website at http://www.sec.gov.

        JNI and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of JNI in favor of the acquisition. Information about the executive officers and directors of JNI is set forth in the definitive proxy statement of JNI filed on September 23, 2003 with respect to the special meeting of stockholders scheduled for October 28, 2003 at which the JNI stockholders will consider a proposal to approve the merger with AMCC. Certain directors and executive officers of JNI may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance payments if their employment is terminated following the merger.

Forward-looking Statements

        This news release contains forward-looking statements, including statements regarding the anticipated timing of closing. Readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to change and future events or results may differ materially. Readers are referred to the documents filed by JNI with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Moreover, this acquisition may not close on a timely basis or at all, due to failure to satisfy closing conditions or otherwise. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. JNI does not undertake any duty to update the information provided in this release, except as otherwise required by law.

        JNI, the JNI logo, FibreStar and "enterprising solutions" are trademarks or registered trademarks of JNI Corporation. Sun, Sun Microsystems, the Sun Logo, Solaris, Sun StorEdge and "The Network is The Computer" are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All other trademarks are the property of their respective holders.

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JNI Corporation Announces Settlement of Shareholder Litigation Opposing Merger: Fairness Opinion Does Not Take Into Account Results for Third Quarter 2003